PLAN OF ACQUISITION

SmallCap Growth Fund III and
SmallCap Growth Fund I

     The Board of Directors of Principal Funds, Inc., a Maryland corporation (the “Fund”), deems it advisable that SmallCap Growth Fund I series of the Fund (“SmallCap Growth I”) acquire all of the assets of SmallCap Growth Fund III series of the Fund (“SmallCap Growth III”) in exchange for the assumption by SmallCap Growth I of all of the liabilities of SmallCap Growth III and shares issued by SmallCap Growth I which are thereafter to be distributed by SmallCap Growth III pro rata to its shareholders in complete liquidation and termination of SmallCap Growth III and in exchange for all of SmallCap Growth III’s outstanding shares.

     SmallCap Growth III will transfer to SmallCap Growth I, and SmallCap Growth I will acquire from SmallCap Growth III, all of the assets of SmallCap Growth III on the Closing Date and will assume from SmallCap Growth III all of the liabilities of SmallCap Growth III in exchange for the issuance of the number of shares of SmallCap Growth I determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of SmallCap Growth III in complete liquidation and termination of SmallCap Growth III and in exchange for all of SmallCap Growth III’s outstanding shares. SmallCap Growth III will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by SmallCap Growth III in proper form prior to the Closing Date shall be fulfilled by SmallCap Growth III. Redemption requests received by SmallCap Growth III thereafter will be treated as requests for redemption of those shares of SmallCap Growth I allocable to the shareholder in question.

     SmallCap Growth III will declare, and SmallCap Growth I may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.

     On the Closing Date, SmallCap Growth I will issue to SmallCap Growth III a number of full and fractional shares of SmallCap Growth I, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of SmallCap Growth III. The aggregate value of the net assets of SmallCap Growth III and SmallCap Growth I shall be determined in accordance with the then current Prospectus of SmallCap Growth I as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.

     The closing of the transactions contemplated in this Plan (the “Closing”) shall be held at the offices of Principal Management Corporation, 680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m. Central Time on May 1, 2009, or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the “Closing Date.”

     In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for SmallCap Growth I or SmallCap Growth III to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

     As soon as practicable after the Closing, SmallCap Growth III shall (a) distribute on a pro rata basis to the shareholders of record of SmallCap Growth III at the close of business on the Closing Date the shares of SmallCap Growth I received by SmallCap Growth III at the Closing in exchange for all of SmallCap Growth III’s outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund’s Articles of Incorporation.

     For purposes of the distribution of shares of SmallCap Growth I to shareholders of SmallCap Growth III, SmallCap Growth I shall credit its books an appropriate number its shares to the account of each shareholder of SmallCap Growth III. No certificates will be issued for shares of SmallCap Growth I. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of SmallCap Growth III, shall be deemed for all purposes of the Fund’s Articles of Incorporation and Bylaws to evidence the appropriate number of shares of SmallCap Growth I to be credited on the books of SmallCap Growth I in respect of such shares of SmallCap Growth III as provided above.

     Prior to the Closing Date, SmallCap Growth III shall deliver to SmallCap Growth I a list setting forth the assets to be assigned, delivered and transferred to SmallCap Growth I, including the securities then owned by SmallCap Growth III and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by SmallCap Growth I pursuant to this Plan.

     All of SmallCap Growth III’s portfolio securities shall be delivered by SmallCap Growth III’s custodian on the Closing Date to SmallCap Growth I or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, transferred to an account in the name of SmallCap Growth I or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from SmallCap Growth III’s account at its custodian to SmallCap Growth I’s account at its custodian. If on the Closing Date SmallCap Growth III is unable to make good delivery to SmallCap Growth I’s custodian of any of SmallCap Growth III’s portfolio securities because such securities have not yet been delivered to SmallCap Growth III’s custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and SmallCap Growth III shall deliver to SmallCap Growth I’s custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to SmallCap Growth I, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers’ confirmations, as may be reasonably required by SmallCap Growth I.

     This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of SmallCap Growth III and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of SmallCap Growth III no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of SmallCap Growth III.

     Except as expressly provided otherwise in this Plan, SmallCap Growth III will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants’ fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its Chairman and Chief Executive Officer or its Executive Vice President as of the 22nd day of December, 2008.

PRINCIPAL FUNDS, INC.
on behalf of the following Acquired Fund:
SmallCap Growth Fund III

By: /s/ Ralph C. Eucher
Ralph C. Eucher, Chairman and Chief
Executive Officer

PRINCIPAL FUNDS, INC.
on behalf of the following Acquiring Fund:
SmallCap Growth Fund I

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice President